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                                                                     Exhibit 5.1


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                                                      Washington, D.C.


CBD Media LLC
CBD Finance, Inc.
312 Plum Street, Suite 900
Cincinnati, Ohio  45202

  Re:  Registration Statement on Form S-4; $150,000,000 Aggregate
       Principal Amount of 8 5/8% Senior Subordinated Notes due 2011
       -------------------------------------------------------------

Ladies and Gentlemen:

     In connection with the registration by CBD Media LLC, a Delaware limited liability company ("Media") and CBD Finance, Inc., a Delaware corporation ("Finance" and together with Media, the "Issuers"), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on August 8, 2003 (File No. 333-_______) (the "Registration Statement"), of $150,000,000 aggregate principal amount of 8 5/8% Series B Senior Subordinated Notes due 2011 (the "Notes") to be issued under an Indenture dated as of June 13, 2003 (the "Indenture") among the Issuers and HSBC Bank USA, as trustee (the "Trustee"), you have requested our opinion set forth below. The Indenture and the Notes are sometimes referred to herein collectively as the "Operative Documents."

     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Issuers in connection with the authorization of the Indenture and the Notes, respectively, and the issuance of the Notes. For the purposes of this opinion, we have assumed that proceedings to be taken in the future will be timely completed in the manner proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

     We are opining herein as to the effect on the subject transaction only of the federal laws of the United States, the internal laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

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CBD Media LLC
August 8, 2003
Page 2

[LATHAM & WATKINS LLP LOGO APPEARS HERE]


                  (1) The Indenture has been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers, has been duly executed and delivered by each of the Issuers, and is a legally valid and binding obligation of each of the Issuers, enforceable against each of the Issuers in accordance with its terms.

                  (2) The Notes have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers, and when executed, issued, authenticated and delivered by or on behalf of each of the Issuers in exchange for the Issuers' 8 5/8% Series A Senior Subordinated Notes due 2011 in accordance with the Indenture in the manner contemplated by the Registration Statement, will be legally valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms.

     The opinions rendered in paragraphs 1 and 2 above relating to the enforceability of the Indenture and the Notes, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) the unenforceability of any provision requiring the payment of attorneys' fees, where such payment is contrary to law or public policy; and (v) we express no opinion concerning the enforceability of the waiver of rights or defenses contained in Section 4.06 of the Indenture.

     With your consent, we have assumed for purposes of this opinion that (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to execute and deliver and to perform its obligations under each of the Operative Documents to which it is a party; and (c) has duly authorized, executed and delivered each such Operative Document; (ii) with respect to the Trustee, each Operative Document to which it is a party constitutes its legally valid and binding agreement, enforceable against it in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Validity of the Securities."

                                        Very truly yours,

                                        /s/ Latham & Watkins LLP